Exhibit 2

TO THE HON. JUDGE OF THE 7TH BUSINESS LAW COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case no. 0203711-65.2016.8.19.0001

Court-Supervised Reorganization of Oi S.A and other

The ADMINISTRATORS (PricewaterhouseCoopers Assessoria Empresarial Ltda. and Escritório de Advocacia Arnoldo Wald), appointed in the Court-Supervised Reorganization of Oi S.A. and other, respectfully appear before Your Honor to request Your Honor to include the into the records, the attached First Monthly Activity Report.

Rio de Janeiro, September 15, 2016.

Administrators

PricewaterhouseCoopers Assessoria Empresarial Ltda. and Escritório de Advocacia Arnoldo Wald

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Table of contents	Executive report	Annexes

State of Rio de Janeiro - Judiciary

Court of Justice – Judicial District of the Capital

Office of the 7th Business Law Court

Av. Erasmo Braga, 115 Lna Central 706 – CEP: 20020-903 - Centro - Rio de Janeiro - RJ

September 15, 2016

To the Hon. Judge Fernando Cesar Ferreira Vianna,

In compliance with the decision on pages 91.223-91.224, PricewaterhouseCoopers Assessoria Empresarial Ltda. (“PwC”) and Escritório de Advocacia Arnoldo Wald (“Wald”) (hereinafter referred to as “Administrators”), the administrators appointed in the Court-Supervised Reorganization of Oi S.A. – Em Recuperação Judicial (“Oi S.A.”), Telemar Norte Leste S.A. - Em Recuperação Judicial (‘Telemar Norte Leste”), Oi Móvel S.A. - Em Recuperação Judicial (”Oi Móvel”), Copart 4 Participações S.A. - Em Recuperação Judicial (“Copart 4”), Copart 5 Participações S.A., - Em Recuperação Judicial (“Copart 5”), Portugal Telecom International Finance B.V. - undergoing Court-Supervised Reorganization (“PTIF”) and Oi Brasil Holdings Coöperatief U.A. - undergoing Court-Supervised Reorganization (“Oi Coop”), respectfully appear before Your Honor to present their Monthly Activity Report (“RMA”) referring to July 2016.

This report includes certain accounting and financial information, mainly referring to June and July 2016, of the companies Oi S.A., Telemar Norte Leste., Oi Móvel, COPART 4, COPART 5, PTIF, and Oi Coop (hereinafter collectively referred to as the “Parties Under Reorganization”). The process of Court-Supervised Reorganization will be referred to hereafter as “RJ”.

This report should be read together with our Preliminary Activity Report (“PAR”), dated August 26, 2016.

The information presented herein is mainly based on data and evidence presented by the Parties Under Reorganization. The separate financial statements of all the Parties Under Reorganization, and the consolidated financial statements (DFs) of the Oi Group (which include, but are not limited to the Parties Under Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors in order to file with the Brazilian Securities Commission (CVM) the Quarterly Financial Information ("ITRs") of the Oi Group. With respect to the separate financial information of each Parties Under Reorganization, prepared for monthly periods other than those covered by the ITRs delivered to CVM, such information is not submitted to an independent audit review, either by the auditors contracted by the Oi Group or by the Administrators.

José Braga Partner T: +55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel: +55 (11) 3074-6000

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José Braga Partner T: +55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel: +55 (11) 3074-6000

Our work as Administrators aims at providing this Court with knowledge on the relevant transactions carried out by the Parties Under Reorganization, through our process of analysis and discussions with the Management of those companies. The Management of the Parties Under Reorganization is responsible for their financial information, and the independent auditor contracted by them is qualified to express an opinion annually on this financial information.

The work conducted by the Administrators consisted of obtaining and reviewing the accounting and financial information prepared by the Management of the Parties Under Reorganization, analyzing major changes observed in that information every corresponding month, discussing with the Management of the Parties Under Reorganization the causes of such changes, reviewing the updating of the creditors list and of the ongoing analysis of the list, and providing updated information on the Administrators’ work until the issuance of this RMA.

Therefore, the purpose of this report is to inform Your Honor on the most up-to-date financial status of the Parties Under Reorganization, based on information of that nature that was made available to us, and on the progress of the Court-Supervised Reorganization process. The Monthly Reports may also contain, in addition to the necessary updating, other material information supporting the process in progress.

The Administrators inform that the data in this Report was provided by the Parties Under Reorganization until September 12, 2016.

We appreciate the opportunity to advise Your Honor in this process. If Your Honor requires further clarification regarding the information included in this report or other additional information, we will be pleased to extend our work as Your Honor may consider necessary.

Yours truly,

		PricewaterhouseCoopers Assessoria Empresarial Ltda.	Escritório de Advocacia Arnoldo Wald
Administrators

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Table of contents	Introduction letter	2
	Executive Summary	5
	Introductory Information	10
	Executive Report	13
	1 Basis of preparation	14
	2 Operating Parties Under Reorganization	20
	2.1 Oi S.A.	21
	2.2 Telemar Norte Leste S.A.	31
	2.3 Oi Móvel S.A.	37
	3 Non-operating Parties Under Reorganization	44
	3.1 Portugal Telecom Internacional Finance B.V.	45
	3.2 Oi Brasil Holdings Coöperatief U.A.	48
	3.3 COPART 4 Participações S.A.	51
	3.4 COPART 5 Participações S.A.	54
	4 Resolution of pending matters in the Preliminary Activity Report	56
	5 List of Creditors	59
	6 Summary of Administrators’ Activities	61
	Attachments	67
	1 Qualifications and emphasis of matter paragraphs in the DFs and ITRs	68
	2 Corporate Organization Chart of the Parties Under Reorganization	69
	3 Auxiliary, Corporate Organization Charts of the Parties Under Reorganization	70
	Glossary	73

	All amounts are presented in this report in thousands of BRL unless otherwise stated.

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Executive Summary

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Summary of the main topics addressed in this report

Intercompany and Intra-group operations:

• Since the period prior to entering the Court-Supervised Reorganization (RJ), the Management of the Oi Group has attempted to concentrate, to the extent possible, its treasury activities (receipts and payments) in Oi S.A. Therefore, the release of funds by that entity to the other Companies of the Group, whether or not Parties Under Reorganization, is necessary and recurrent, either, for example, to cover their cash requirements or to make advance payments to suppliers, which are critical to maintain the Group’s operations. Consequently, there are fund transfers between the Parties Under Reorganization and between these and other entities of the Oi Group, just like in any corporate conglomerate.

• There is an operation similar to a receivable discount, which is performed with the related party Rio Alto by Oi S.A., Telemar Norte Leste, and Oi Móvel. This transaction generates cash for the company issuing the receivables, costs relating to the discounting of receivables and financial expenses, and, on the other hand, revenues for Rio Alto, a company in which Oi S.A. holds a 50% interest and which is not part of the group of the Parties Under Reorganization.

• We also observed transactions between Oi Internet and the other Parties Under Reorganization, Oi Internet receiving Cash related to service revenues (Non-telecom) that is jointly invoiced by the Operating Parties Under Reorganization in favor of Oi Internet. Management has explained that this form of joint invoicing (Co-billing) of revenue according to the type of service in different legal entities (called “Co-Billing”) is a usual practice in the Brazilian telecom market.

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Summary of the main topics addressed in this report

Intercompany and Intra-group operations (cont.):

• Like the other operators with activities in the country, network maintenance and expansion services, customer services and technical visits, among others, are contracted with companies specialized in those services (PSRs). Two of these companies, Serede and Conecta, are related parties of the Parties Under Reorganization, (meaning that they are Oi Group companies, but not undergoing Court-Supervised Reorganization). There have also been cash flows between Parties Under Reorganization and those related companies, which can be observed in the financial information (provision and payment of costs of services provided by the PSRs to the Operating Parties Under Reorganization). Additionally, since Conecta was recently acquired (effective July 2016), there are other transactions and cash flows related to the acquisition of this business that impacted the financial information of the Parties Under Reorganization in the relevant month, which are commented on the section “Operating Parties Under Reorganization - Oi S.A.”.

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Summary of the main topics addressed in this report

Financial instruments:

• Due to the Court-Supervised Reorganization process and the expected renegotiation of debts, since June 2016, Derivative-based hedging transactions (using mostly swaps) against foreign exchange risks were settled over the course of the quarter, because the liabilities related to that hedge have been "frozen" as a result of the Court-Supervised Reorganization (RJ) petition. This fact, together with foreign exchange variations affecting foreign currency debts, increased the amounts reported for Cash funds for some Parties Under Reorganization, which, depending on future variations in those rates and aspects in connection with the debt renegotiation itself, may not recur in the future. We also observed that a liability of BRL 104.7 Million, corresponding to the settlement of one such transaction with a financial institution, remained outstanding. One of the clauses of that contract determines the anticipated settlement of the debt in case of a Court-Supervised Reorganization. Considering that the fact that generates the anticipated settlement was the Court-Supervised Reorganization itself, Oi’s counsel understands that the amount should be included in creditors list.

Freezing of payments and receipts - "interconnection" and onlending to third parties:

• Due to the Court-Supervised Reorganization process, all payments to suppliers, including those for services hired, until June 20, 2016, have been frozen, resulting in an increase in the position of Suppliers and Cash funds of the Parties Under Reorganization, as already mentioned. It should be noted that part of this increase in Supplier liabilities and receivables concern services provided mutually among Telecom operators in Brazil (including, but not limited to, interconnection, industrial exploration of dedicated line (EILD), infrastructure leasing and roaming). According to management, this rendering of services was, until the time the RJ petition was filed, offset and liquidated monthly, which cannot be effected at present in respect of the outstanding balances for the period before the RJ petition was filed, while the detailed reconciliation of the amounts is being carried out between the parties, in accordance with industry standards, ANATEL rules, and the respective contract provisions.

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Summary of the main topics addressed in this report

Main events in the period – July 2016:

• In July 2016, the Parties Under Reorganization maintained the usual operational flows of their activities, there being no significant extraordinary events, other than those caused by the impacts of entering the Court-Supervised Reorganization (“RJ”) process and the acquisition of Conecta, a provider of network maintenance, network expansion, customer support and other related services.

• The most significant movements observed in the financial information for the period presented to us were related to the impacts of the RJ, such as:

- The freezing of payments to suppliers, financial institutions, bondholders and various parties in the list of creditors as from the commencement of the RJ, which causes a simultaneous increase in liabilities and cash funds in this initial moment, as there are receipts of invoiced amounts and payments are partially withheld until the reorganization plan is defined.

- After the RJ, the Parties Under Reorganization have reclassified their financial debt (which totaled approximately BRL49.4 billion on June 20, 2016) to the short-term and are adjusting them at the respective contractual interest rates.

- By an internal decision of Oi Group Management, as from the RJ, the outstanding balances payable to suppliers are not being adjusted for interest rates, but retained at their provisioned accounting values.

- The appropriation of exchange variations on various transactions in foreign currencies, including loans, results in variations in assets, liabilities, and the income statement that may be positive or negative in the monthly accounting numbers reported. For example, in June, the opening quotation (PTAX) was BRL3.5951 per US dollar and BRL4.0039 per Euro. At the end of the same month, there was an appreciation of the Real in relation to both currencies, of 11% and 12%, respectively, resulting in closing rates of BRL3.2098 per dollar and BRL3.5414 per Euro. However, at the end of July, the Real depreciated, causing an opposite variation in the monthly accounts (quotations of BRL3.2390 per dollar and BRL3.6183 per Euro). In this report, we comment on those effects individually where impacts have been observed in each of the Parties Under Reorganization.

- As far as possible, Intercompany and Intra-group operations that are essential for maintaining Oi Group services have been maintained, including advance payments for services after June 20, 2016 and covering the intra-group cash requirements of the Parties Under Reorganization, according to their internal policies.

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Introductory Information

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Introduction

•     This report is intended to present and comment on the variations observed in the main assets and liabilities, as well as the main income statement accounts of the Parties Under Reorganization in July 2016, the month following the approval of the Court-Supervised Reorganization application, based on the financial information made available to us.

•     The Oi Group decided to apply for Court-Supervised Reorganization on June 20, 2016, based on the Court-Supervised Reorganization and Bankruptcy Act, which was approved on June 29, by the 7th Business Law Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro (Case no. 0203711- 65.2016.8.19.0001). The Court-Supervised Reorganization involves the following companies:

i.    Oi S.A. - Em Recuperação Judicial (“Oi S.A.”);

ii.   Telemar Norte Leste S.A. - Em Recuperação Judicial (“Telemar Norte Leste”);

iii.  Oi Móvel S.A. - Em Recuperação Judicial (“Oi Móvel”);

iv.   Copart 4 Participações S.A. - Em Recuperação Judicial (“Copart4”);

v.    Copart 5 Participações S.A. - Em Recuperação Judicial (“Copart5”);

vi.   Portugal Telecom International Finance B.V. - In Court-Supervised Reorganization (‘PTIF”); and

vii.  Oi Brasil Holdings Coöperatief U.A. - In Court-Supervised Reorganization (“Oi Coop”)

•     To avoid repetition we are not going to describe in depth the Parties Under Reorganization or the causes of the RJ process, because those topics have already been presented in the Preliminary Activity Report dated August 26, 2016.

•     However, in order to facilitate the reading of this report, the complete corporate structure of the Oi Group is included in the attachments to this report, and a brief description of each Parties Under Reorganization is presented again on the following page.

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Brief description of Parties Under Reorganization

* Chart previously presented with the Preliminary Activity Report dated July 26, 2016. Information presented again to facilitate the understanding of the Structure of the Parties Under Reorganization.

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Executive Report	Executive Report	13
	1 Basis of preparation	14
	2 Operating Parties Under Reorganization	20
	2.1 Oi S.A.	21
	2.2 Telemar Norte-Leste S.A.	31
	2.3 Oi Móvel S.A.	37
	3 Non-operating Parties Under Reorganization	44
	3.1 Portugal Telecom Internacional Finance B.V.	45
	3.2 Oi Brasil Holdings Coöperatief U.A.	48
	3.3 COPART 4 Participações S.A.	51
	3.4 COPART 5 Participações S.A.	54
	4 Resolution of pending matters in the Preliminary Activity Report	56
	5 List of creditors	59
	6 Summary of Administrators' Activities	61

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Basis of preparation

•     Our analysis is based on public information and financial information prepared by the Management of the Parties Under Reorganization.

•     Until the issuance of this Report, the Court Administrator received a substantial part of the information requested, with only a few pending data remaining, which we believe does not impact the general understanding of the evolution of the individual financial information of the Parties Under Reorganization during July 2016.

•     The Management of the Parties Under Reorganization has been dedicating substantial efforts to deliver the information requested, on a timely basis and with the appropriate quality, format and reconciliations to that allow us to perform our analysis. This includes monthly disclosure of balance sheets, income and cash flow statements only for the seven Parties Under Reorganization. That information is being prepared for the first time to be analyzed, in the context of the RMAs. Therefore, improvements and changes might be necessary for inclusion of such information in the following Monthly Reports.

Important comments on financial information addressed in this report:

•     Oi Group’s consolidated financial information, and the financial information of each of the Parties Under Reorganization, as of December 31, annually, are audited by an independent auditor. With respect to quarterly financial information identified as ITR, filed with the Brazilian Securities Commission (CVM), the auditor’s analysis and reviews are more limited than in the year-end procedures. Monthly accounting and financial information is not audited, but is presented here assuming that the accounting practices, account classifications, and reporting procedures are consistent with those for the audited/reviewed periods, to the extent possible.

•     We requested Management to prepare individual monthly financial information as of the base-date of July 31, 2016, for which the summary tables are commented on the following sections, compared to the comments presented in the Preliminary Report issued on August 26, 2016, relating to the base-date of June 30, 2016. We have also requested the preparation of balance sheets, income and direct cash flows statements, only for the seven Parties Under Reorganization.

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Basis of preparation (cont.)

Consolidation of the information:

•     The process of the partial consolidation of the financial information for the Parties Under Reorganization generates information that is different from that published in Oi Group’s ITRs and annual audited Financial Statements, due, for example, to the fact that not every legal entity in the Oi Group is a Parties Under Reorganization. Accordingly, since this first partial consolidation is in the process of being completed by the Management of the Parties Under Reorganization, in order to evidence the elimination of effects of intra-group operations and other accounting adjustments necessary to prepare the combined monthly financial information of the seven Parties Under Reorganization for June and July 2016, we expect that this information will be ready by the issuance of the next RMA, together with that with respect to August 2016.

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Accumulated combined income statement – 7 entities under Court-supervised Reorganization June and July 2016 base dates

Comments on consolidated financial statements

• As already mentioned, we requested the Management of the Parties Under Reorganization to prepare the consolidated financial information of the seven Parties Under Reorganization, a summary of which is presented alongside. However, because this analysis was prepared for the first time by the Management, and only for purposes of this report, it was not yet possible to obtain the necessary consistency with respect to all the adjustments, reclassifications and eliminations of intra-group transactions.

• The Management of the Parties Under Reorganization, together with the Administrators, is working to present these analyses in detail and consistently for all the months, as from the next RMA. Therefore, there are no comments yet on the information.

• The accompanying table, and that presented on the following page, presents only the final balances obtained after the preliminary consolidation exercise prepared by the Management of the Parties Under Reorganization, as per the information provided to us.

Income statement
BRL thousands	Consolidated Jun-2016	Consolidated Jul-2016
Gross operating revenue	21,618,119	25,224,902
Deductions from gross revenue	(9,893,639)	(11,598,014)
Net Revenue from Product Sales and/or Services	11,724,480	13,626,887
Cost of services provided and products sold	(7,755,023)	(8,977,852)
Gross profit	3,969,457	4,649,035
Selling expenses	(2,105,156)	(2,428,228)
General and administrative expenses	(1,576,038)	(1,912,820)
Other operating income	933,151	1,052,526
Other operating expenses	(1,091,132)	(1,303,299)
Equity results of investees	(718,318)	(1,037,391)
Operating (expenses)/income	(4,557,493)	(5,629,212)
Loss before financial result and taxes	(588,035)	(980,177)
Financial income	350,314	1,979,549
Financial expenses	(687,932)	(2,837,319)
Financial result	(337,618)	(857,770)
Current tax	(29,812)	(39,056)
Deferred tax	(1,205,752)	(950,905)
Income tax and social contribution on net profit	(1,235,564)	(989,961)
Consolidated loss for the period (accumulated)	(2,161,217)	(2,827,908)
Source: Financial Statements and management information

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Combined balance sheet – Assets and Liabilities – 7 entities under Court-supervised Reorganization June 30 and July 31, 2016 base dates

Balance sheet - Assets			Balance sheet - Liabilities and Stockholders’ Equity
BRL thousands	Consolidated July 30, 2016	Consolidated July 31, 2016	BRL thousands	Consolidated July 30, 2016	Consolidated July 31, 2016
Cash and cash equivalents	4,001,325	5,114,462	Salaries, social charges and benefits	339,271	370,992
Short-term Financial investments	104,292	89,541	Suppliers	5,934,083	7,531,304
Derivative financial instruments	313,808	-	Loans and financing	48,299,265	47,415,517
Accounts receivable, net	7,383,613	7,961,647	Derivative financial instruments	194,949	104,694
Inventories	259,412	259,388	Current taxes payable	1,523,202	1,534,154
Current taxes recoverable	1,798,391	1,899,716	Other taxes	34,025	24,474
Deposits and court blocked accounts	1,194,232	1,107,878	Dividends and interest on capital	29,113	29,103
Dividends and interest on capital	612,601	612,601	Authorizations and concessions payable	62,446	35,536
Other assets	1,100,767	1,035,431	Tax refinancing program	89,866	83,228
Other investments	-	-	Provisions	926,441	903,189
Assets held for sale	488,019	509,719	Other obligations	1,346,836	1,284,175
Loans receivable	485,145	606,365	Current liabilities	58,779,497	59,316,366
Credits with related parties - ST	65,854	67,246	Loans and financing	438,551	444,165
Current assets	17,807,460	19,263,994	Other taxes	992,4	1,004,231
Credits with related parties - LT	2,478,579	800,974	Authorizations and concessions payable	7,298	7,223
Financial investments	40,586	79,882	Tax refinancing program	659,021	658,722
Deferred taxes recoverable	7,278,116	7,507,041	Provisions	3,532,235	3,558,085
Other taxes	1,260,059	1,156,838	Pension fund provisions	411,84	411,867
Deposits and court blocked accounts - LT	13,672,099	13,769,437	Provisions for loss on investments	239,619	233,63
Other assets	369,123	367,629	Other obligations	2,746,877	2,758,494
Investments	7,521,943	7,590,520	Non-current liabilities	9,027,841	9,076,417
Fixed assets, net	24,969,682	24,938,518	Stockholders’ equity	10,432,520	9,868,885
Intangible assets, net	2,842,211	2,786,835	Total liabilities and stockholders’ equity	78,239,858	78,261,668
Non-current assets	60,432,398	58,997,674	Source: Financial Statements and management information.
Total assets	78,239,858	78,261,668
Source: Financial Statements and management information.

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Combined statement of cash flows – 7 entities under Court-supervised Reorganization June 21 to June 30, 2016

Cash flow from June 21 to June 30, 2016

Source: Management statements prepared and presented by the Companies.

•     Management has informed that, as daily reconciliation of the bank accounts to the accounting records is not customary, it is not possible to produce an accurate reconciliation at June 21, which would be the “opening balance” after the application for RJ. Management therefore suggested that the opening balance be estimated based on the closing balance at June 30, 2016 and the “backwards” reflection of the movements in the direct cash flow summary presented by Management for the period from June 21 to June 30, 2016. The chart above was prepared based on that assumption.

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Combined statement of cash flows – 7 entities under Court-supervised Reorganization July 1-31, 2016

Cash flow - July 2016

Source: Management statements prepared and presented by the Companies.

* For monthly analysis purposes, management produces a managerial direct cash flow report, which is not fully reconciled to the accounting balance (BRL 145 million difference in the opening balance, equivalent to less than 3% thereof). The difference is mainly due to amounts payable and receivable which were in transit at the closing date. The Accounting (indirect) Cash flow statement reconciled with the Financial Cash Flow is only prepared on a quarterly basis, for ITR publication purposes.

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Operating Parties Under Reorganization – Introduction to the analysis of individual financial information

Important comments on the financial information addressed in this report (cont.):

•     The understanding and analysis of the principal monthly variations in the accounting balances reported by the Parties Under Reorganization will be the subject of our analysis in the RMAs.

•     In this section, we present the unaudited Balance Sheet and Income Statement for the periods ended on June 30, 2016 and July 31, 2016, in order to demonstrate and comment briefly on the principal variations in assets, liabilities and income statement accounts reported individually by each of the Parties Under Reorganization in the period, commenting on the most relevant causes thereof, according to the information provided by Oi Group Management.

•     We will address initially the Operating Parties Under Reorganization (1, 2 and 3 below) and subsequently the Non-Operating Parties Under Reorganization (4 through 7 on the following pages).

Oi S.A.
Telemar Norte Leste S.A.
Oi Móvel S.A.

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Operating Parties Under Reorganization
Oi S.A.

Balance sheet - Assets

Balance sheet – Current and non-current assets

Alongside, we present the Balance Sheets (Assets) at June 30 and July 31, 2016 of Oi S.A. (holding company), provided by Management.

We address below the main variations that occurred in the month, presenting the respective comments, as supported by Management.

According to Management, the changes in Cash should be analyzed considering collectively the balances of Cash and cash equivalents and Financial investments (short and long-term). From June to July 2016, these balances varied in total by BRL234.6 million, mainly explained by the following events:

i. BRL151 million of cash from operations;

ii. (-) BRL3 million of cash outflow allocated to CAPEX;

iii. BRL64 million of cash inflow due to reversals of derivatives;

iv. BRL35 million of remuneration from banks; and

v. (-) BRL45 million of net outflows in connection with a receivable prepayment operation with related party Rio Alto. This operation with Oi S.A. involving the purchase of Oi S.A. credits in default by Rio Alto is described in the section “Summary of the main topics addressed in this report.”

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	2,897,416	3,137,776
Financial investments	20,975	23,252
Derivative financial instruments	171,998	-
Accounts receivable	1,852,962	2,124,415
Inventories	27,678	29,583
Current taxes recoverable	753,621	792,321
Deposits and court blocked accounts	802,013	743,337
Dividends and interest on capital	898,330	898,330
Assets held for sale	488,019	509,719
Other assets	698,900	744,675
Current assets	8,611,912	9,003,408
Credits with related parties	3,444,651	3,489,243
Financial investments	11,809	3,822
Deferred taxes recoverable	5,495,993	5,639,106
Other taxes	556,717	530,026
Deposits and court blocked accounts	8,837,005	8,892,411
Other assets	161,853	162,986
Investments	20,983,168	20,857,599
Fixed assets	5,443,081	5,446,107
Intangible assets	211,024	203,706
Non-current assets	45,145,301	45,225,006
Total assets	53,757,213	54,228,414
Source: Financial Statements and management information.

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Operating Parties Under Reorganization
Oi S.A.

Balance sheet – Assets

Balance sheet – Current and non-current assets

• Due to the Court-Supervised Reorganization process, throughout the second quarter, the balances of Financial instruments were progressively reduced until being entirely liquidated in July 2016.

• The 15% increase in the Accounts receivable balance is another effect of the Court-Supervised Reorganization process. The Company has, for example, receivables related to services mutually provided among telecom operators in Brazil, which have corresponding payables to be offset against. This offsetting, which used to occur on a monthly basis, was halted for most operations (excluding roaming for instance) until the course of action is defined by all parties involved.

• The BRL39 million increase in Current taxes recoverable reflects mainly tax gains related to the prepayment of a substantial part of the derivative contracts.

• The short-term Court blocked accounts and court blockings balance is calculated based on the historical average withdrawals in the account, over the last 12 months until the calculation date), and the balances should be analyzed combining the short and long-term amounts. Based on that analysis, a monthly balance variation of less than 1% is observed.

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	2,897,416	3,137,776
Financial investments	20,975	23,252
Derivative financial instruments	171,998	-
Accounts receivable	1,852,962	2,124,415
Inventories	27,678	29,583
Current taxes recoverable	753,621	792,321
Deposits and court blocked accounts	802,013	743,337
Dividends and interest on capital	898,330	898,330
Assets held for sale	488,019	509,719
Other assets	698,900	744,675
Current assets	8,611,912	9,003,408
Credits with related parties	3,444,651	3,489,243
Financial investments	11,809	3,822
Deferred taxes recoverable	5,495,993	5,639,106
Other taxes	556,717	530,026
Deposits and court blocked accounts	8,837,005	8,892,411
Other assets	161,853	162,986
Investments	20,983,168	20,857,599
Fixed assets	5,443,081	5,446,107
Intangible assets	211,024	203,706
Non-current assets	45,145,301	45,225,006
Total assets	53,757,213	54,228,414
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	22

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Balance sheet - Assets

Balance sheet – Current and non-current assets

• The Assets held for sale refer to the goodwill of in investments in the operations in Africa. From June to July 2016, the balance grew 4% due to the variations in the foreign currencies that comprise the amount of the goodwill. The amount of the investment in African operations, made through the wholly owned subsidiary PTPT Participações SGPS S.A. is recorded in the (non-current) Investments account, for purposes of the monthly trial balance sheet, although the asset is entirely available for sale. The Oi S.A. investment is presented on the next page.

• The BRL45 million positive variation in Other assets is mainly due to the increase in Advances to Suppliers. In June 2016, after the acquisition of Conecta, Oi S.A. wrote off certain outstanding amounts relating to the acquired company, regularizing these outstanding balances through the recording of intercompany loans or capital contributions. In July 2016, the balance of advances to suppliers increased compared to the previous month, because Oi S.A., responsible for Conecta management, transferred funds to the acquired company to pay labor liabilities and, costs relating to staff layoffs, among other expenses. Management has informed that Conecta related balances are expected to stabilize after September 2016.

• The BRL45 million variation observed from June to July 2016 in Credits with related parties was mainly due to the recognition of interest and Financial Operations Tax (IOF) payable on the balance receivable from Telemar Norte Leste (approximately BRL29.7 million) and the recognition of interest and foreign exchange variations on the balance receivable from PT Participações SGPS S.A. (approximately BRL13.6 million).

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	2,897,416	3,137,776
Financial investments	20,975	23,252
Derivative financial instruments	171,998	-
Accounts receivable	1,852,962	2,124,415
Inventories	27,678	29,583
Current taxes recoverable	753,621	792,321
Deposits and court blocked accounts	802,013	743,337
Dividends and interest on capital	898,330	898,330
Assets held for sale	488,019	509,719
Other assets	698,900	744,675
Current assets	8,611,912	9,003,408
Credits with related parties	3,444,651	3,489,243
Financial investments	11,809	3,822
Deferred taxes recoverable	5,495,993	5,639,106
Other taxes	556,717	530,026
Deposits and court blocked accounts	8,837,005	8,892,411
Other assets	161,853	162,986
Investments	20,983,168	20,857,599
Fixed assets	5,443,081	5,446,107
Intangible assets	211,024	203,706
Non-current assets	45,145,301	45,225,006
Total assets	53,757,213	54,228,414
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	23

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Balance sheet - Assets			Balance sheet – Current and non-current assets
BRL thousands	jun/16	jul/16

• Long-term Financial investments are lower due to the early settlement of BRL8 million operation that resulted in the amount being recorded as cash at July month end. • The increase in the Deferred taxes recoverable balance was mainly due to the recognition of deferred income tax and social contribution on temporary differences, resulting from the appreciation of the US dollar against the Real, affecting mostly financing and derivatives.

Cash and cash equivalents	2,897,416	3,137,776

• In accordance with information from Management, the 5% decrease observed in the Other taxes balance was due to the offsetting of credits with tax payable relating to PIS, COFINS, IRF, CSRF, IR, and IOF on intercompany loans.

Financial investments	20,975	23,252	• The BRL126 million decrease in the Investments balance is mainly explained by a BRL165 million negative result of the subsidiary Telemar Norte Leste in July 2016.
Derivative financial instruments	171,998	-	BRL thousands	jun/16	jul/16
Accounts receivable	1,852,962	2,124,415	SPSU - Rio Alto Particip. S.A	675,926	703,922
Inventories	27,678	29,583	TCO3 - Copart 3 Participações S.A	6,675	7,918
Current taxes recoverable	753,621	792,321	TLM - Telemar Norte Leste S.A	17,093,514	16,905,198
Deposits and court blocked accounts	802,013	743,337	TCO5 - Copart 5 Participações S.A	117,038	121,163
Dividends and interest on capital	898,33	898,33	TSR - Serede Serviços de Rede S.A	142,057	133,138
Assets held for sale	488,019	509,719	PTPT - PT Participações SGPS S.A.	3,581,678	3,638,331
Other assets	698,9	744,675	Other investments	(633,719)	(652,071)
Current assets	8,611,912	9,003,408	Investments	20,983,168	20,857,599
Credits with related parties	3,444,651	3,489,243	Source: Financial Statements and management information.
Financial investments	11,809	3,822
Deferred taxes recoverable	5,495,993	5,639,106
Other taxes	556,717	530,026
Deposits and court blocked accounts	8,837,005	8,892,411
Other assets	161,853	162,986
Investments	20,983,168	20,857,599
Fixed assets	5,443,081	5,446,107
Intangible assets	211,024	203,706
Non-current assets	45,145,301	45,225,006
Total assets	53,757,213	54,228,414
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	24

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Balance sheet - Liabilities and Stockholders’ Equity

Balance sheet – Liabilities and Stockholders’ Equity

Alongside, we present the Balance Sheets (Liabilities and Stockholders’ Equity) at June 30 and July 31, 2016 of Oi S.A. (holding company), provided by Management.

We address below the main variations that occurred in the month, summarizing the respective clarifications provided.

• The 31% increase in the Suppliers balance reflects the impact of the Court-Supervised Reorganization process, since the invoices for services rendered until June 20, 2016 were not paid in July 2016, as should normally happen. These should be paid according to the recovery plan (“PRJ”). Furthermore, the outstanding balance also increased due to the halt in offsetting accounts related to the mutual provision of services between Telecom Operators in Brazil.

• Due to the expectation of entering the Court-Supervised Reorganization, the Derivative financial instruments balances were gradually reduced throughout the second quarter. Despite this managerial decision, a negative balance of BRL104.7 million, with respect to a Contract, remained outstanding. One of the contractual provisions determined the accelerated payment in case of a Court-Supervised Reorganization. Considering that the fact generating the accelerated payment is a Court-Supervised Reorganization, Oi counsel understands that this amount should be included in the list of creditors. According to Management, the balance will not change due to interest or foreign exchange variations. The 46% decrease in the balance from June to July 2016 is explained by the liquidation of the remaining financial derivative contracts.

BRL thousands	Jun-16	Jul-16
Salaries, social charges and benefits	103,252	115,676
Suppliers	1,470,787	1,930,997
Loans and financing	15,303,823	15,586,971
Derivative financial instruments	192,810	104,694
Current taxes payable	858,815	862,622
Dividends and interest on capital	28,071	28,062
Tax refinancing program	54,782	49,721
Provisions	558,029	543,808
Other obligations	480,732	489,881
Current liabilities	19,051,101	19,712,432
Loans and financing	19,203,529	19,523,149
Other taxes	161,701	167,628
Tax refinancing program	401,738	401,444
Provisions	1,852,933	1,867,140
Pension fund provisions	411,811	411,838
Provision for loss on investments	793,157	811,950
Other obligations	1,448,723	1,463,950
Non-current liabilities	24,273,592	24,647,099
Stockholders’ equity	10,432,520	9,868,883
Total liabilities and stockholders’ equity	53,757,213	54,228,414
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	25

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Balance sheet - Liabilities and Stockholders’ Equity

Balance sheet – Liabilities and Stockholders’ Equity

• Loans and financing (short and long-term) balances increased by approximately 2% from June to July 2016, in absolute values, equivalent to BRL602 million. According to Management, the causes of the variation were the recognition of interest payable on Debentures and the effect of the appreciation of the Euro and US dollar against the Real in the month, which affects the outstanding Principal and the interest recognized on Senior Notes and the Oi Coop loan.

BRL thousands	Jun-16	Jul-16
Salaries, social charges and benefits	103,252	115,676
Suppliers	1,470,787	1,930,997
Loans and financing	15,303,823	15,586,971
Derivative financial instruments	192,810	104,694
Current taxes payable	858,815	862,622
Dividends and interest on capital	28,071	28,062
Tax refinancing program	54,782	49,721
Provisions	558,029	543,808
Other obligations	480,732	489,881
Current liabilities	19,051,101	19,712,432
Loans and financing	19,203,529	19,523,149
Other taxes	161,701	167,628
Tax refinancing program	401,738	401,444
Provisions	1,852,933	1,867,140
Pension fund provisions	411,811	411,838
Provision for loss on investments	793,157	811,950
Other obligations	1,448,723	1,463,950
Non-current liabilities	24,273,592	24,647,099
Stockholders’ equity	10,432,520	9,868,883
Total liabilities and stockholders’ equity	53,757,213	54,228,414
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	26

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Income statement for the Period

Income statement for the Period

Alongside, we present the Income Statement for June and July 2016, provided the Management of the Parties Under Reorganization.

On the following pages, we comment on the main variations that occurred in the period, presenting the respective clarifications provided.

• The 5% decrease in Gross operating revenue comparing both months is explained by the lower intercompany invoicing with respect to the Telecom Circuit Lease (EILD - Industrial Exploration of Dedicated Line). In July 2016, the invoicing for certain services was suspended, as they were already included in the capacity agreement entered into by the parties, resulting in a revenue decrease for the month. Furthermore, June 2016 revenues were higher due to the recognition, in that month, of a settlement executed with another operator, relating to the remuneration for the use of a landline network, and also due to a revenue rise from a slight recovery in landline telephone service traffic. The Cost of services provided and products sold increased only by BRL2 million during the months.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	1,153,301	1,093,797
Deductions from gross revenue	(666,951)	(661,283)
Net Revenue from Product Sales and/or Services	486,350	432,514
Cost of services provided and products sold	(219,306)	(221,178)
Gross profit	267,043	211,336
Selling expenses	(66,288)	(79,943)
General and administrative expenses	(101,188)	(135,912)
Other operating income	35,343	34,679
Other operating expenses	(104,450)	(70,771)
Equity results of investees	(563,561)	(177,436)
Operating expenses/income	(800,145)	(429,383)
Loss before financial result and taxes	(533,102)	(218,047)
Financial result	2,186,695	(616,628)
Result before taxes on profit	1,653,593	(834,675)
Deferred tax	(892,760)	167,984
Income tax and social contribution on net profit	(892,760)	167,984
Consolidated Profit/Loss for the Period	760,833	(666,692)
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	27

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Income statement for the Period

Income statement for the Period

• According to Management, in July 2016, there was a review in the criteria for allocating operating expenses between the Oi Group operating companies. Therefore, the expenses of other companies of the Group were included in the calculation basis for allocation, and expenses of different natures have also been included in this basis. The new criteria were applied to the accumulated result for the year, effective as from June. It is possible to observe substantial variations in different groups of accounts as a result of that change. The 21% increase in Selling expenses is one of those cases. This process is being studied by the Administrators with the Management and may be analyzed in more depth in the subsequent MARs.

• General and administrative expenses increased by 34% mainly due to a BRL31 million increase in expenses with Legal Counsel. According to Management, a detailed review of the liabilities for services provided by law firms relating to the respective cases defended by such (civil consumer, strategic, labor and corporate) was carried out in the period, resulting in the movement observed.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	1,153,301	1,093,797
Deductions from gross revenue	(666,951)	(661,283)
Net revenue from Product Sales and/or Services	486,350	432,514
Cost of services provided and products sold	(219,306)	(221,178)
Gross profit	267,043	211,336
Selling expenses	(66,288)	(79,943)
General and administrative expenses	(101,188)	(135,912)
Other operating income	35,343	34,679
Other operating expenses	(104,450)	(70,771)
Equity results of investees	(563,561)	(177,436)
Operating expenses/income	(800,145)	(429,383)
Loss before financial result and taxes	(533,102)	(218,047)
Financial result	2,186,695	(616,628)
Result before taxes on profit	1,653,593	(834,675)
Deferred tax	(892,760)	167,984
Income tax and social contribution on net profit	(892,760)	167,984
Consolidated Profit/Loss for the Period	760,833	(666,692)
Source: Accounting trial balance sheets and PwC analysis.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	28

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Income statement for the Period

Income statement for the Period

• The 32% reduction in Other operating expenses was mainly due to a non-recurring event in June 2016, which influenced the expenses for that month when compared to July 2016. According to Management, the non-recurring amount originated from a court decision resulting in a Competition law infringement penalty in Europe, by the former Portugal Telecom.

• In June 2016, investment losses were reflected in Equity results of investees, mainly deriving from:

i. recognition of partial impairment of the Fair Market Value of the investment in Unitel, plus dividend revenue amounting to BRL400 million; and

ii. recognition of losses in investment in Oi Coop amounting to BRL625 million.

• In July 2016, the Equity results of investees was more typical, which explains the 62% decrease compared to June.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	1,153,301	1,093,797
Deductions from gross revenue	(666,951)	(661,283)
Net Revenue from Product Sales and/or Services	486,350	432,514
Cost of services provided and products sold	(219,306)	(221,178)
Gross profit	267,043	211,336
Selling expenses	(66,288)	(79,943)
General and administrative expenses	(101,188)	(135,912)
Other operating income	35,343	34,679
Other operating expenses	(104,450)	(70,771)
Equity results of investees	(563,561)	(177,436)
Operating expenses/income	(800,145)	(429,383)
Loss before financial result and taxes	(533,102)	(218,047)
Financial result	2,186,695	(616,628)
Result before taxes on profit	1,653,593	(834,675)
Deferred tax	(892,760)	167,984
Income tax and social contribution on net profit	(892,760)	167,984
Consolidated Profit/Loss for the Period	760,833	(666,692)
Source: Accounting trial balance sheets and PwC analysis.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	29

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi S.A.

Income statement for the Period

Income statement for the Period

• The positive variation of BRL1 billion in Deferred tax refers to the recognition of a deferred income tax and social contribution asset on temporary differences, originated from exchange variations on financings and derivatives in foreign currency, because of the appreciation of the U.S. dollar against the Real, as already mentioned.

• Due to the appreciation of the Real against the Euro and U.S. dollar in June 2016, the conversion of loan amounts payable to third parties generated financial revenue, whereas the depreciation of the Real against the same foreign currencies in July resulted in the recognition of financial expenses. The intercompany loan obligations to foreign companies in the Group were also directly impacted.

BRL thousands	Jun-16	Jul-16	BRL thousands	Jun-16	Variation	Jul-16	% on total variation
Gross operating revenue	1,153,301	1,093,797	Interest and monetary variations on loans payable (intercompany)	1,603,297	(1,971,656)	(368,359)	70%
Deductions from gross revenue	(666,951)	(661,283)	Monetary and exchange variation on loans payable to third parties	1,101,336	(1,208,688)	(107,352)	43%
Net Revenue from Product Sales and/or Services	486,350	432,514	Derivative transactions	(348,243)	279,397	(68,846)	-10%
Cost of services provided and products sold	(219,306)	(221,178)	Exchange variation on foreign financial investments	(85,445)	86,439	994	-3%
Gross profit	267,043	211,336	Other	(84,250)	11,185	(73,065)	0%
Selling expenses	(66,288)	(79,943)	Financial result	2,186,695	(2,803,323)	(616,628)
General and administrative expenses	(101,188)	(135,912)	Source: Information provided by Management.
Other operating income	35,343	34,679
Other operating expenses	(104,450)	(70,771)
Equity results of investees	(563,561)	(177,436)
Operating expenses/income	(800,145)	(429,383)
Loss before financial result and taxes	(533,102)	(218,047)
Financial result	2,186,695	(616,628)
Result before taxes on profit	1,653,593	(834,675)
Deferred tax	(892,760)	167,984
Income tax and social contribution on net profit	(892,760)	167,984
Consolidated Profit/Loss for the Period	760,833	(666,692)
Source: Accounting trial balance sheets and PwC analysis.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	30

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Telemar Norte Leste S.A.

Balance sheet - Assets

Balance sheet – Current and non-current assets

Alongside, we present the Balance Sheets (Assets) at June 30 and July 31, 2016 of Telemar Norte Leste S.A., provided by Management.

We address below the main variations that occurred in the period, presenting the respective clarifications provided.

• In July 2016, the reversal of derivatives resulted in a positive impact of BRL121 million in the Company’s cash (net of Income Tax). The significant variation in Cash and cash equivalents in the period was mainly due to the positive operating generation in addition to the income from financial investments, net of investments and intra-group payments.

• As already mentioned, Derivative financial instruments were fully settled by July 2016.

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	383,983	607,073
Financial investments	11,145	14,574
Derivative financial instruments	141,810	-
Accounts receivable	3,687,366	4,178,799
Inventories	58,894	54,031
Current taxes recoverable	718,240	764,574
Deposits and court blocked accounts	341,336	317,293
Dividends and interest on capital	671,423	671,423
Other assets	576,924	632,901
Current assets	6,591,121	7,240,668
Credits with related parties	1,464	1,482
Deferred taxes recoverable	1,479,549	1,545,831
Other taxes	528,702	478,833
Deposits and court blocked accounts	3,960,001	3,992,438
Other assets	143,964	141,900
Investments	10,915,989	10,958,255
Fixed assets	11,435,638	11,410,150
Intangible assets	529,664	511,419
Non-current assets	28,994,971	29,040,307
Total assets	35,586,092	36,280,975
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	31

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Telemar Norte Leste S.A.

Balance sheet - Assets			Balance sheet – Current and non-current assets (cont.)
BRL thousands	jun/16	jul/16

• The reasons for the variations in the Accounts receivable of Oi S.A. also apply to Telemar Norte Leste, being mainly the effects of the Court-Supervised Reorganization. Some credit lines and interconnection obligations were blocked. Due to the inability to offset against accounts payable, the amounts receivable from third parties (Co-billing) increased by BRL230 million. Additionally, the discounting of receivables operation with Rio Alto reduced the balance by BRL134 million.

Cash and cash equivalents	383,983	607,073

• The 10% variation in other assets is explained by an increase in advances to suppliers in July, mainly referring to services provided in the current month that will be offset at the time the invoices for the service are received.

Financial investments	11,145	14,574	• See below the components of Investments and the variation in the period:
Derivative financial instruments	141,81	-	BRL thousands	jun/16	jul/16
Accounts receivable	3,687,366	4,178,799	SMPE - 14 Brasil Telecom Celular S.A	8,332,898	8,314,917
Inventories	58,894	54,031	MRED - BrT Comunicação Multimídia Ltda.	484,37	486,901
Current taxes recoverable	718,24	764,574	BTSF - BrT Card Serviços Financeiros S.A	8,006	8,056
Deposits and court blocked accounts	341,336	317,293	BRPE - Brasil Telecom Call Center S.A	6,983	8,8
Dividends and interest on capital	671,423	671,423	IGBR - Internet Group do Brasil S.A	967,896	1,030,371
Other assets	576,924	632,9	TCO4 - Copart 4 Participações S.A	360	367,511
Current assets	6,591,121	7,240,668	TSR - Serede Serviços de Rede S.A	622,922	583,813
Credits with related parties	1,464	1,482	Affiliates	86,712	86,656
Deferred taxes recoverable	1,479,549	1,545,831	Investment held for sale	33,254	58,3
Other taxes	528,702	478,833	Other investments	12,948	12,929
Deposits and court blocked accounts	3,960,001	3,992,438	Investments	10,915,989	10,958,255
Other assets	143,964	141,9	Source: Financial Statements and management information.
Investments	10,915,989	10,958,255
Fixed assets	11,435,638	11,410,150
Intangible assets	529,664	511,419
Non-current assets	28,994,971	29,040,307
Total assets	35,586,092	36,280,975
Source: Financial Statements and management information

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	32

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Telemar Norte Leste S.A.

Balance sheet - Liabilities and Stockholders’ Equity

Balance sheet – Liabilities and Stockholders’ Equity

Alongside, we present the Balance Sheets (Liabilities and Stockholders’ Equity) at June 30 and July 31, 2016, of Telemar Norte Leste S.A., provided by Management.

We address below the main variations that occurred in the period, presenting the respective clarifications provided.

• The variation in Suppliers resulted from the Company Court-Supervised Reorganization, as the outstanding invoices at June 20, 2016 were not paid in July 2016 (as usual), being included in the list of creditors in the Court-Supervised Reorganization. They should be paid as determined in the PRJ. Additionally, the balances payable for services with other operators and partners in the business increased because it was not possible to effect an offset against accounts receivable, as already mentioned.

BRL thousands	Jun-16	Jul-16
Salaries, social charges and benefits	199,194	212,867
Suppliers	2,233,082	2,964,826
Loans and financing	8,300,198	8,396,509
Derivative financial instruments	2,139	-
Current taxes payable	267,478	259,244
Other taxes	34,025	24,474
Dividends and interest on capital	849,083	849,082
Authorizations and concessions payable	30,598	35,536
Tax refinancing program	31,327	29,675
Provisions	262,729	252,327
Other obligations	36,055	22,518
Current liabilities	12,245,908	13,047,058
Loans and financing	3,721,033	3,763,967
Other taxes	339,367	341,457
Tax refinancing program	229,729	229,875
Provisions	1,524,627	1,540,703
Other obligations	1,232,679	1,228,435
Non-current liabilities	7,047,435	7,104,437
Stockholders’ equity	16,292,749	16,129,480
Total liabilities and stockholders’ equity	35,586,092	36,280,975
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	33

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Telemar Norte Leste S.A.

Balance sheet - Liabilities and Stockholders’ Equity

Balance sheet – Liabilities and Stockholders’ Equity (cont.)

• According to Management, the only appropriation affecting the short and long-term accounts of Loans and financing was the interest and exchange variation incurred during the period and taxes (IOF and IRRF) on loans with related companies (in local currency).

BRL thousands	Jun-16	Jul-16
Salaries, social charges and benefits	199,194	212,867
Suppliers	2,233,082	2,964,826
Loans and financing	8,300,198	8,396,509
Derivative financial instruments	2,139	-
Current taxes payable	267,478	259,244
Other taxes	34,025	24,474
Dividends and interest on capital	849,083	849,082
Authorizations and concessions payable	30,598	35,536
Tax refinancing program	31,327	29,675
Provisions	262,729	252,327
Other obligations	36,055	22,518
Current liabilities	12,245,908	13,047,058
Loans and financing	3,721,033	3,763,967
Other taxes	339,367	341,457
Tax refinancing program	229,729	229,875
Provisions	1,524,627	1,540,703
Other obligations	1,232,679	1,228,435
Non-current liabilities	7,047,435	7,104,437
Stockholders’ equity	16,292,749	16,129,480
Total liabilities and stockholders’ equity	35,586,092	36,280,975
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	34

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Telemar Norte Leste S.A.

Income statement for the Period

Income statement for the Period

Alongside, we present the Income Statements for June and July 2016, provided by Management of the Parties Under Reorganization.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• According to Management, the increase in General and Administrative expenses was caused by the recomposition of the provision for legal counsel expenses and the impact of the revision of the percentage distribution of operating expenses between the operating companies of the Group, previously mentioned for Oi S.A.

• The increase in Other operating expenses was mainly due to the following reasons:

- i) expense with the Tax Assessment Notice of Value-added Tax on Sales (ICMS PE), of BRL18 million, paid in the month;

- ii) cost of the receivable discount transaction with Rio Alto, totaling BRL14 million (as already mentioned in Oi S.A.); and

- iii) provision for employees’ profit sharing, of approximately BRL12 million;

• In turn, the reduced Equity results of investees was caused by Oi Móvel’s result in July 2016, which was lower than that in June 2016.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	1,197,292	1,171,301
Deductions from gross revenue	(382,059)	(383,303)
Net Revenue from Product Sales and/or Services	815,233	787,998
Cost of services provided and products sold	(684,131)	(621,308)
Gross profit	131,102	166,689
Selling expenses	(138,285)	(124,458)
General and administrative expenses	(88,113)	(130,303)
Other operating income	68,249	57,309
Other operating expenses	(49,279)	(83,538)
Equity results of investees	355,629	17,219
Operating expenses/income	148,200	(263,770)
Profit (loss) before financial result and taxes	279,303	(97,081)
Financial result	97,530	(135,565)
Deferred tax	65,433	67,334
Income tax and social contribution on net profit	65,433	67,334
Consolidated Profit/Loss for the Period	442,266	(165,312)
Source: Accounting trial balance sheets and PwC analysis.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	35

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Telemar Norte Leste S.A.

Income statement for the Period			Income statement for the Period (cont.)
BRL thousands	42,902	42,932

• The exchange variations applied to amounts in foreign currency, mostly loans, was positive in June and negative in July. At the end of June, the Company still had a derivative portfolio with a financial institution, which resulted in a higher financial expense.

Gross operating revenue	1,197,292	1,171,301	• The following table evidences the highest variations in certain account groups:
Deductions from gross revenue	(382,059)	(383,303)	BRL thousands	42,902	Variation	42,932	% on total variation
Net Revenue from Product Sales and/or Services	815,233	787,998	Monetary and exchange variation on loans payable to third parties	538,359	(578,510)	(40,151)	248%
Cost of services provided and products sold	(684,131)	(621,308)	Derivative transactions with financial instruments	(335,782)	335,746	(35)	-144%
Gross profit	131,102	166,689	Interest and monetary variations/loans payable (intercompany)	4,719	(53,689)	(48,970)	23%
Selling expenses	(138,285)	(124,458)	Interest on dividends and capital	10,305	(10,305)		4%
General and administrative expenses	(88,113)	(130,303)	Restatement for inflation of provisions (lawsuit losses)	(7,058)	(7,707)	(14,765)	3%
Other operating income	68,249	57,309	Interest and monetary variation on other liabilities	(25,194)	6,388	(18,806)	-3%
Other operating expenses	(49,279)	(83,538)	Tax on financial transactions	(21,419)	6,441	(14,978)	-3%
Equity in the results	355,629	17,219	Exchange variation on financial investments abroad	(10,943)	11,229	285	-5%
Operating expenses/income	148,200	(263,770)	Remuneration on financial investment	(1,447)	11,295	9,848	-5%
Profit (loss) before financial result and taxes	279,303	(97,081)	Other	(54,010)	46,017	(7,993)	-20%
Financial result	97,530	(135,565)	Total	97,530	(233,095)	(135,565)
Deferred tax	65,433	67,334	Source: Information provided by Management.
Income tax and social contribution on net profit	65,433	67,334
Consolidated Profit/Loss for the Period	442,266	(165,312)
Source: Accounting trial balance sheets and PwC analysis.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	36

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi Móvel S.A.

Balance sheet - Assets

Balance sheet – Current and non-current assets

Alongside, we present the Balance Sheets (Assets) at June 30 and July 31, 2016 of Oi Móvel S.A., provided by Management.

We address below the main variations that occurred in the period, presenting the respective clarifications provided.

• According to Management, there was a BRL711 million increase in Cash and cash equivalents mainly resulting from not paying the suppliers as a result of the RJ, together with the Company’s other operating cash flows in July.

• The 2% reduction between June and July is also explained by the halt of onlending operations to other companies of the Group as a result of the RJ. Those companies render services that are billed by Oi Móvel. The amounts that should be onlent to the other companies of the Group are registered in a creditor account, which, due to the RJ, increased from June to July, impacting in a reduction in Accounts receivable.

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	653,894	1,303,202
Financial investments	48,824	47,932
Accounts receivable	2,555,709	2,511,328
Inventories	172,840	175,774
Current taxes recoverable	314,292	331,112
Deposits and court blocked accounts	50,883	47,248
Other assets	744,838	706,523
Current assets	4,541,280	5,123,119
Credits with related parties	4,526,702	4,583,281
Financial investments	28,777	76,060
Deferred taxes recoverable	302,574	322,104
Other taxes	174,640	147,979
Deposits and court blocked accounts	874,999	884,481
Assets in connection with pension funds	-	3,710
Prepaid expenses	-	5,599
Other assets	68,767	58,892
Investments	229,580	220,151
Fixed assets	8,090,963	8,082,261
Intangible assets	2,101,523	2,071,710
Non-current assets	16,398,525	16,456,228
Total assets	20,939,805	21,579,347
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	37

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi Móvel S.A.

Balance sheet - Assets

Balance sheet – Current and Non-current assets (cont.)

• The reduction in the Other assets balance was mainly due to the reduction in the expenses of FISTEL (Telecom Inspection Fund). According to Management, the payment is made in advance (in March) and the amount of BRL 58 million refers to the monthly installment appropriated to the P&L.

• The variation in Credits with related parties refers to the impact of the interest on intercompany loans the Company has with Oi S.A. and Telemar Norte Leste, net of taxes, except for the IOF, as well as private debentures in local currency that the Company has with Oi S.A.

• The increase in Financial investments of BRL47 million in non-current assets was caused by the restitution, by the financial institution, of the amount of a long-term investment connected with a corresponding financing operation with the same financial institution.

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	653,894	1,303,202
Financial investments	48,824	47,932
Accounts receivable	2,555,709	2,511,328
Inventories	172,840	175,774
Current taxes recoverable	314,292	331,112
Deposits and court blocked accounts	50,883	47,248
Other assets	744,838	706,523
Current assets	4,541,280	5,123,119
Credits with related parties	4,526,702	4,583,28
Financial investments	28,777	76,060
Deferred taxes recoverable	302,574	322,104
Other taxes	174,640	147,979
Deposits and court blocked accounts	874,999	884,481
Assets related to pension funds	-	3,710
Prepaid expenses	-	5,599
Other assets	68,767	58,892
Investments	229,580	220,151
Fixed assets	8,090,963	8,082,261
Intangible assets	2,101,523	2,071,710
Non-current assets	16,398,525	16,456,228
Total assets	20,939,805	21,579,347
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	38

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi Móvel S.A.

Balance sheet - Liabilities and Stockholders’ Equity

Balance sheet – Liabilities and Stockholders’ Equity

Alongside, we present the Balance Sheets (Liabilities and Stockholders’ Equity) at June 30 and July 31, 2016 of Oi Móvel S.A., provided by Management.

We address below the main variations that occurred in the period, presenting the respective clarifications provided.

• As already explained, there was an increase in the Suppliers balance for all Operating Parties Under Reorganization (TNL, Oi Móvel and Oi S.A.) due to the Court-Supervised Reorganization. According to Management, all invoices for services provided until June 20, 2016 were not paid in July 2016. Furthermore, the Parties Under Reorganization have also been prevented from paying for services from other business partner operators, which also contributed to an increase in the balance.

• According to Management, the reduction in Other obligations is mainly explained by a late reconciliation of the invoicing of a recharging partner (intermediary that acquires prepaid telephony credits from the Company and resells them to clients). This invoicing, which is usually recognized to the extent of credit consumed, will be regularized in August.

BRL thousands	Jun-16	Jul-16
Salaries, social charges and benefits	36,115	41,725
Suppliers	3,183,248	3,763,00
Loans and financing	1,146,025	1,155,621
Current taxes payable	373,077	402,967
Dividends and interest on capital	90	90
Authorizations and concessions payable	16,769	17,334
Tax refinancing program	3,757	3,832
Provisions	105,683	107,054
Other obligations	1,331,364	1,241,08
Current liabilities	6,196,128	6,732,705
Loans and financing	5,664,416	5,785,573
Other taxes	491,332	495,146
Authorizations and concessions payable	7,298	7,223
Tax refinancing program	27,554	27,403
Provisions	154,675	150,242
Pension fund provisions	29	29
Other obligations	65,475	66,109
Non-current liabilities	6,410,779	6,531,725
Stockholders’ equity	8,332,898	8,314,917
Total liabilities and Stockholders’ equity	20,939,805	21,579,347
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	39

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi Móvel S.A.

Balance sheet - Liabilities and Stockholders’ Equity

Balance sheet – Liabilities and Stockholders’ Equity (cont.)

• The increase of 2% in Loans and financing refers mainly to the exchange variation on the principal payable in the long term (BRL96 million) plus interest accrued in the period (BRL24 million), with total impact of BRL120 million in July. The total long term balance refers to operations with related parties, whereas in the short term the balances are payable to third parties.

BRL thousands	Jun-16	Jul-16
Salaries, social charges and benefits	36,115	41,725
Suppliers	3,183,248	3,763,001
Loans and financing	1,146,025	1,155,62
Current taxes payable	373,077	402,967
Dividends and interest on capital	90	90
Authorizations and concessions payable	16,769	17,334
Tax refinancing program	3,757	3,832
Provisions	105,683	107,054
Other obligations	1,331,364	1,241,081
Current liabilities	6,196,128	6,732,705
Loans and financing	5,664,416	5,785,573
Other taxes	491,332	495,146
Authorizations and concessions payable	7,298	7,223
Tax refinancing program	27,554	27,403
Provisions	154,675	150,242
Pension fund provisions	29	29
Other obligations	65,475	66,109
Non-current liabilities	6,410,779	6,531,725
Stockholders’ equity	8,332,898	8,314,917
Total liabilities and stockholders’ equity	20,939,805	21,579,347
Source: Financial Statements and management information

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	40

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi Móvel S.A.

Income statement

Income statement for the Period

Alongside, we present the Income Statements for June and July 2016, provided by Management of the Parties Under Reorganization.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• We noted a substantial increase in the gross margin compared to a reduction of only 2% in operating revenue. Management explained that the variation was mainly due to the reduction in EILD lease costs between related companies, the lease of towers and third-party services (cable TV).

Gross profit x Gross margin

Source: Accounting trial balances and PwC analysis

BRL thousands	Jun-16		Jul-16
Gross operating revenue	1,447,082		1,474,627
Deductions from gross revenue	(635,807)		(657,292)
Net Revenue from Product Sales and/or Services	811,275		817,335
Cost of services provided and products sold	(626,079)		(515,683)
Gross profit	185,196	1	301,65	2
Selling expenses	(73,146)		(126,625)
General and administrative expenses	(72,658)		(79,028)
Other operating income	16,812		32,674
Other operating expenses	(46,322)		(58,614)
Equity results of investees	(8,060)		(9,429)
Operating expenses/income	(183,374)		(241,023)
Profit before financial result and taxes	1,823		60,629
Financial result	737,839		(83,083)
Current tax	15,038		(15,058)
Deferred tax	(375,206)		19,530
Income tax and social contribution on net profit	(360,168)		4,472
Consolidated Profit/Loss for the Period	379,494		(17,981)
Source: Accounting trial balance sheets and PwC analysis

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	41

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi Móvel S.A.

Income statement

Income statement for the Month (cont.)

• The BRL15.8 million variation in Other operating income refers to the recording of amounts received from clients, the recognition of which as revenue is delayed, occurring only when the payers are identified, according to the time required by the responsible area to process and approve the recognition as revenue. During that time, the Company is able to identify, reconcile and regularize those receivables, which could include, for example, duplicated payments, or incorrect amounts that will be returned to clients and, therefore, not recognized in the P&L. Every month the amounts could vary in accordance with the occurrence of that type of receipt by the Company and the effort made to reconcile the amounts, which, as we were informed, are consistently not significant when compared to total revenues. As mentioned by Management, there is no specific concentration of clients, the individual amounts being quite low, although numerous.

• Other operating expenses were mainly impacted by the charges on the discounting of receivables with Rio Alto, amounting to BRL13 million. In June 2016, the transaction did not occur.

• As mentioned by Management, Oi Móvel computed taxable income that resulted in the reporting of Income tax and social contribution on net profit for June. The deferred income tax (IRPJ) and Social Contribution (CSLL) on temporary additions are related to exchange variations of foreign intercompany loans. The IRPJ and CSLL on tax losses and the negative calculation base is related to the offsetting of tax losses and the negative calculation base computed by Company.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	1,447,082	1,474,627
Deductions from gross revenue	(635,807)	(657,292)
Net Revenue from Product Sales and/or Services	811,275	817,335
Cost of services provided and products sold	(626,079)	(515,683)
Gross profit	185,196	301,652
Selling expenses	(73,146)	(126,625)
General and administrative expenses	(72,658)	(79,028)
Other operating income	16,812	32,674
Other operating expenses	(46,322)	(58,614)
Equity results of investees	(8,060)	(9,429)
Operating expenses/income	(183,374)	(241,023)
Profit before financial result and taxes	1,823	60,629
Financial result	737,839	(83,083)
Current tax	15,038	(15,058)
Deferred tax	(375,206)	19,530
Income tax and social contribution on net profit	(360,168)	4,472
Consolidated Profit/Loss for the Period	379,494	(17,981)

Source: Accounting trial balance sheets and PwC analysis.

Income statement for the Month

• As mentioned earlier, in July 2016, there was a revision in criteria for allocating operating expenses, which resulted in a change in the components and amounts allocated to the Selling expenses and General and administrative expenses between the operating companies of the Group.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	42

Table of contents	Executive Report	Attachments

Operating Parties Under Reorganization
Oi Móvel S.A.

Income statement					Income statement for the Period (cont.)
BRL thousands	16-Jun		16-Jul

• The reduction in the Company’s financial revenue was mainly attributable to the depreciation of the Real against the Euro and U.S. dollar in July, generating an expense exceeding BRL800 million between interest and exchange variations in the period, mainly with Oi Coop.

Gross operating revenue	1,447,082		1,474,627		BRL thousands	16-Jun		Variation	16-Jul		% on total variation
Deductions from gross revenue	(635,807)		(657,292)		Interest and monetary/exchange variations payable (intercompany)	699,361		822,122	(122,761)		100%
Net Revenue from Product Sales and/or Services	811,275		817,335		Other	38,479		(1,200)	39,679		0%
Cost of services provided and products sold	(626,079)		(515,683)		Financial result	737,839	1	820,922	(83,083)	2
Gross profit	185,196		301,652		Source: Information provided by Management.
Selling expenses	(73,146)		(126,625)
General and administrative expenses	(72,658)		(79,028)
Other operating income	16,812		32,674
Other operating expenses	(46,322)		(58,614)
Equity results of investees	(8,060)		(9,429)
Operating expenses/income	(183,374)		(241,023)
Profit before financial result and taxes	1,823		60,629
Financial result	737,839		(83,083)
Current tax	15,038		(15,058)
Deferred tax	(375,206)	1	19,530	2
Income tax and social contribution on net profit	(360,168)		4,472
Consolidated Profit/Loss for the Period	379,494		(17,981)
Source: Accounting trial balance sheets and PwC analysis.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	43

Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization – Introduction to the analysis of individual financial information

The purpose of this section is to present the main variations in equity and the results reported by the Non-Operating Parties Under Reorganization for the period, commenting on the related causes for such variations, based on management’s explanations. The non-operating Companies undergoing the Court-Supervised Reorganization are:

Portugal Telecom Internacional Finance B.V.
Oi Brasil Holdings Coöperatief U.A.
COPART 4 Participações S.A. – Em Recuperação Judicial
COPART 5 Participações S.A. – Em Recuperação Judicial

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	44

Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Portugal Telecom Internacional Finance B.V. (PTIF)

Balance sheet

Balance sheet

Alongside, we present the Balance Sheets at June 30 and July 31, 2016 of PTIF, provided by Management.

We address below the main variations that occurred in the period, presenting the respective clarifications provided.

• The BRL140 million increase in Other investments, corresponding to the interests in other companies of the Group, results from foreign exchange variation and the variation in the quotation of the traded shares of the investees in the period.

• Other current assets represent the balance of the intercompany loans of PTIF with Oi Coop and Timor Telecom. The variation between June and July was mainly due to the increase of approximately €13.8 million (BRL49.7 million) in interest plus the impact of exchange variations on the interest incurred to Oi Coop of BRL2.5 million, due to the BRL versus Euro rate fluctuation in July.

• The increase in Loans and financing resulted from a depreciation of the Real by 1.75% (see below). According to Management, it was necessary to anticipate the closing of the accounts of PTIF and Oi Coop in July in order to comply with the time limits for filing documents regarding the Court-Supervised Reorganization in Europe. Therefore, the following closing quotations were used as the basis:

- - BRL3.2819/US$ (depreciation of the Real by 2.25% against the U.S. dollar); and

- -BRL3.6035/€ (depreciation of the Real by 1.75% against the Euro).

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	27,183	36,737
Current taxes recoverable	23,961	24,381
Credits with related parties	1,757,672	1,788,730
Other investments	262,898	403,110
Other current assets	148,991	201,819
Current assets	2,220,705	2,454,777
Credits with related parties	11,681,778	11,886,624
Non-current assets	11,681,778	11,886,624
Total assets	13,902,483	14,341,401
Suppliers	1,342	2,003
Loans and financing	13,870,478	14,162,647
Social and labor obligations	85	91
Tax obligations	10,186	10,246
Other obligations	133	135
Current liabilities	13,882,224	14,175,122
Loans and financing	-	-
Non-current liabilities	-	-
Stockholders’ equity	20,259	166,279
Total liabilities and stockholders’ equity	13,902,483	14,341,401
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	45

Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Portugal Telecom Internacional Finance B.V. (PTIF)

Balance sheet			Balance sheet (cont.) • The details of Loans and financing are presented below:
				PTIF
			BRL thousands	Jun-16	Jul-16
			Bond Principal – Foreign currency	13,688,680	13,928,717
			Bond Interest – Foreign currency	213,160	264,922
			Rectification of costs and commissions	(31,362)	(30,992)
			Loans and financing	13,870,478	14,162,647
			Source: Information provided by Management.
BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	27,183	36,737
Current taxes recoverable	23,961	24,381
Credits with related parties	1,757,672	1,788,730
Other investments	262,898	403,110
Other current assets	148,991	201,819
Current assets	2,220,705	2,454,777
Credits with related parties	11,681,778	11,886,624
Non-current assets	11,681,778	11,886,624
Total assets	13,902,483	14,341,401
Suppliers	1,342	2,003
Loans and financing	13,870,478	14,162,647
Social and labor obligations	85	91
Tax obligations	10,186	10,246
Other obligations	133	135
Current liabilities	13,882,224	14,175,122
Loans and financing	-	-
Non-current liabilities	-	-
Stockholders’ equity	20,259	166,279
Total liabilities and stockholders’ equity	13,902,483	14,341,401
Source: Financial Statements and management information.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	46

Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Portugal Telecom Internacional Finance B.V. (PTIF)

Income statement for the Period

Income statement for the Period

Alongside, we present the Income Statements for June and July 2016, provided by Management of the Parties Under Reorganization.

We address below the main variations that occurred between the two months, presenting the respective clarifications provided.

• The variation in Other operating expenses resulted from an account reclassification. The balance in this account group as of June was reclassified to Financial expenses.

• The variation in the Financial result was due to the increase in financial income, as the interest receivable benefited from the impact of the Real against the Euro and U.S. dollar exchange rates in the month.

• Another factor to be highlighted in the monthly result is that the appreciation of the Real in June negatively affected the exchange variation. In July, the currency depreciation against the Euro specifically produced a contrary financial income effect, by reducing the financial expense.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	-	-
Deductions from gross revenue	-	-
Net Revenue from Product Sales and/or Services	-	-
Cost of services provided and products sold	-	-
Gross profit	-	-
General and administrative expenses	(201)	(861)
Other operating income (expenses)	193,230	(4)
Operating expenses/income	193,029	(865)
Income before financial result and taxes	193,029	(865)
Financial result	(11,890)	154,069
Current tax	(1,379)	11,756
Income tax and social contribution on net profit	(1,379)	11,756
Consolidated Profit for the Period	179,760	164,960
Source: Accounting trial balance sheets and PwC analysis.

Court-Supervised Reorganization - Oi	September 15, 2016
PwC | Wald	47

Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Oi Brasil Holdings Coöperatief U.A.

Balance sheet

Balance sheet

Alongside, we present the Balance Sheets at June 30 and July 31, 2016 of Oi Brasil Holdings Coöperatief U.A., provided by Management.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• Management informed us that, due to a change in the chart of accounts of Oi Coop, the amounts registered as Other assets refer mainly to interest on Credits with related parties. Therefore, the balance of both groups of accounts should be analyzed together in the months reported. Analyzed in this manner, the variation is of 2%, explained by the interest recognized in the period and also by the depreciation of the Real against the Euro.

• Loans and financing with third parties were also affected by exchange variations in the period, which generated a negative effect of approximately BRL140 million, partially offset by interest of BRL32 million.

BRL thousands	Jun-16	Jul-16		Oi Coop
Cash and cash equivalents	16,373	15,818	BRL thousands	Jun-16	Jul-16
Other assets	273,380	1,901	Related parties	13,517,201	13,803,974
Current assets	289,753	17,719	Bond Loans	6,901,322	7,073,257
Credits with related parties	19,588,447	20,294,638	Loans and financing	20,418,523	20,877,231
Non-current assets	19,588,447	20,294,638	Source: Information provided by Management.
Total assets	19,878,200	20,312,357
Loans and financing	8,736,745	8,990,607
Current liabilities	8,736,745	8,990,607
Loans and financing	11,681,778	11,886,624
Other obligations	13,215	13,446
Non-current liabilities	11,694,993	11,900,070
Stockholders’ equity	(553,538)	(578,320)
Total liabilities and stockholders’ equity	19,878,200	20,312,357
Source: Financial Statements and management information.

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Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Oi Brasil Holdings Coöperatief U.A.

Balance sheet

Balance sheet (cont.)

As informed by Management, it was necessary to anticipate the closing of the monthly accounts of PTIF and Oi Coop in July to comply with the time limits for filing documents with respect to the Court-Supervised Reorganization in Europe. Therefore, the following closing quotations were used:

- BRL3.2819/US$ (depreciation of the Real by 2.25% against the US dollar); and

- BRL3.6035/€ (depreciation of the Real by 1.75% against the Euro).

BRL thousands	Jun-16	Jul-16
Cash and cash equivalents	16,373	15,818
Other assets	273,380	1,901
Current assets	289,753	17,719
Credits with related parties	19,588,447	20,294,638
Non-current assets	19,588,447	20,294,638
Total assets	19,878,200	20,312,357
Loans and financing	8,736,745	8,990,607
Current liabilities	8,736,745	8,990,607
Loans and financing	11,681,778	11,886,624
Other obligations	13,215	13,446
Non-current liabilities	11,694,993	11,900,070
Stockholders’ equity	(553,538)	(578,320)
Total liabilities and stockholders’ equity	19,878,200	20,312,357
Source: Financial Statements and management information.

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Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Oi Brasil Holdings Coöperatief U.A.

Income statement for the Period

Income statement for the Period

Alongside, we present the Income Statements for June and July 2016, provided by the Management of the Parties Under Reorganization.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• According to Management, the variation in General and administrative expenses in July was due to the correction of a bad entry in the trial balance sheet generated in Holland (Company’s head office) in June.

• The Financial result presented a negative variation for financial income and expenses. In general, the variation occurred due to the impact of the currencies exchange rates in July. It should be noted that the exchange variation on the principal is reflected in the expense account, irrespective of whether the variation is positive or negative.

BRL thousands	Jun-16	Jul-16
Gross operating revenue
Deductions from gross revenue
Net Revenue from Product Sales and/or Services
Cost of services provided and products sold
Gross profit
General and administrative expenses	324	(282)
Operating expenses/income	324	(282)
Profit (loss) before financial result and taxes	324	(282)
Financial result	(706,259)	(13,542)
Current tax	21	22
Income tax and social contribution on net profit	21	22
Consolidated Loss for the Period	(705,914)	(13,802)
Source: Accounting trial balance sheets and PwC analysis.

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Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Copart 4 Participações S.A.

Balance sheet

Balance sheet

Alongside, we present the Balance Sheets at June 30 and July 31, 2016 of Copart 4 Participações S.A., provided by Management.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• Management informed us that Copart 4 paid BRL15.2 million in taxes in July, for which reason the Cash and cash equivalents balance decreased. The funds came mostly from the Financial investments. This movement totaled, in both accounts, a reduction of BRL14.4 million, which corresponds to approximately 95% of the total taxes reported.

• The increase of BRL11 million in Loans receivable refers to the recognition of interest in the month regarding the intercompany loans and private debentures held by Copart 4 with related parties. The cost of the intercompany loans varies between 103% and 115% of the CDI (interbank deposit interest rates).

BRL thousands	Jun-16	Jul-16
Cash and cash equivalent	11,517	4,416
Financial investments	13,678	5,767
Accounts receivable	191,816	210,114
Current taxes recoverable	424	84
Prepaid expenses	-	3,623
Other assets	14,066	9,911
Loans receivable	143,183	154,647
Current assets	374,684	388,562
Credits with related parties	861,817	861,819
Deposits and court blocked accounts	46	59
Investments	203,178	201,430
Non-current assets	1,065,041	1,063,308
Total assets	1,439,725	1,451,870
Salaries, social charges and benefits	48	48
Suppliers	54	54
Loans and financing	1,004,851	1,018,752
Current taxes payable	15,587	6,121
Dividends and interest on capital	- 51,917	- 51,917
Other obligations	7,268	7,467
Current liabilities	1,079,725	1,084,359
Loans and financing	-	-
Non-current liabilities	-	-
Stockholders’ equity	360,000	367,511
Total liabilities and stockholders’ equity	1,439,725	1,451,870
Source: Financial Statements and management information.

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Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Copart 4 Participações S.A.

Balance sheet

Balance sheet (cont.)

• Current taxes recoverable and payable decreased due to the fact that the Company assesses the Income Tax and Social Contribution based on the quarterly taxable income. The 2nd quarter ended in June 2016 and the 3rd quarter commenced in July 2016. In June 2016, a reconciliation between liabilities (the IRPJ and CSLL computed) and assets (estimated IRPJ and CSLL) was effected, and in July 2016 the IRPJ and CSLL computed was recorded.

• The BRL13.9 million increase in Loans and financing is explained by the increase in the interest rate index used to updated the debt related to the CRI – Real Estate Receivables Certificate. The calculation methodology considers a Consumer Price Index (IPCA) of 2 months prior to the base date. Hence, in June, the IPCA of April (0.61%) was used, and in July the index for May (0.78%) was used. For further information on this variation, refer to the table below, which presents the evolution of the Company’s financial debt between the months analyzed.

BRL thousands	Jun-16	Jul-16		Copart 4
Cash and cash equivalents	11,517	4,416	BRL thousands	Jun-16	Jun-16
Financial investments	13,678	5,767	Real estate credit certificates	1,029,715	1,043,232
Accounts receivable	191,816	210,114	Costs and commissions in local currency	(24,864)	(24,480)
Current taxes recoverable	424	84	Loans and financing	1,004,851	1,018,752
Prepaid expenses	-	3,623	Source: Information provided by Management.
Other assets	14,066	9,911
Loans receivable	143,183	154,647
Current assets	374,684	388,562
Credits with related parties	861,817	861,819
Deposits and court blocked accounts	46	59
Investments	203,178	201,430
Non-current assets	1,065,041	1,063,308
Total assets	1,439,725	1,451,870
Salaries, social charges and benefits	48	48
Suppliers	54	54
Loans and financing	1,004,851	1,018,752
Current taxes payable	15,587	6,121
Other taxes	-	-
Dividends and interest on capital	51,917	51,917
Other obligations	7,268	7,467
Current liabilities	1,079,725	1,084,359
Loans and financing	-	-
Non-current liabilities	-	-
Stockholders’ equity	360,000	367,511
Total liabilities and stockholders’ equity	1,439,725	1,451,870
Source: Financial Statements and management information.

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Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Copart 4 Participações S.A.

Income statement for the Period

Income statement for the Period

Alongside, we present the Income Statements for June and July 2016, provided by Management of the Parties Under Reorganization.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• The largest monthly variation was the absence of Selling expenses in July, due to changes in the practices related to cultural project sponsorships. The variation occurs occasionally, and therefore this is a non-recurrent item in the result of the Parties Under Reorganization.

• The Financial result was impacted basically by two factors, namely:

- Reduction in financial investment income, due to the decrease in the average cash.

- Increase of expenses with interest on the CRI debt, due to the increase in the calculation index utilized (2-month IPCA), as mentioned above.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	18,298	18,298
Deductions from gross revenue	(1,693)	(1,693)
Net Revenue from Product Sales and/or Services	16,606	16,606
Cost of services provided and products sold	(1,747)	(1,748)
Gross profit	14,859	14,857
Selling expenses	(190)	-
Other operating expenses	(553)	(556)
Operating expenses	(743)	(556)
Profit before financial result and taxes	14,115	14,301
Financial result	(468)	(2,924)
Current tax	(4,496)	(3,866)
Income tax and social contribution on net profit	(4,496)	(3,866)
Consolidated Profit for the Period	9,152	7,511
Source: Accounting trial balance sheets and PwC analysis.

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Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Copart 5 Participações S.A.

Balance sheet

Balance sheet

Alongside, we present the Balance Sheets at June 30 and July 31, 2016 of Copart 5 Participações S.A., provided by Management.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• Accounts receivable refers solely to the rent receivable from Oi S.A.

• Loans and financing similar to Copart 4, varied due to the increase in the interest accrued on the CRI – Real Estate Receivables Certificate debt, in accordance with the calculation methodology adopted by the Company, which is similar to that explained for Copart 4.

BRL thousands	Jun-16	Jul-16		Copart 5
Cash and cash equivalents	10,959	9,440	BRL thousands	Jun-16	Jun-16
Financial investments	27,058	21,134	Real estate credit certificates	489,467	495,892
Accounts receivable	91,252	99,957	Costs and commissions in local currency	(11,819)	(11,637)
Current taxes recoverable	459	71	Loans and financing	477,648	484,255
Other assets	62	62	Source: Information provided by Management.
Loans receivable	68,131	73,586
Current assets	197,921	204,250
Credits with related parties	410,177	410,178
Deposits and court blocked accounts	48	48
Other assets	2,866	2,866
Investments	53,304	52,762
Non-current assets	466,395	465,854
Total assets	664,316	670,104
Salaries, social charges and benefits	1	1
Suppliers	2	2
Loans and financing	477,648	484,255
Current taxes payable	8,245	3,200
Dividends and interest on capital	57,104	57,104
Other obligations	4,278	4,378
Current liabilities	547,278	548,940
Loans and financing	-	-
Non-current liabilities	-	-
Stockholders’ equity	117,038	121,164
Total liabilities and stockholders’ equity	664,316	670,104
Source: Financial Statements and management information.

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Table of contents	Executive Report	Attachments

Non-operating Parties Under Reorganization
Copart 5 Participações S.A.

Income statement for the Period

Income statement for the Period

Alongside, we present the Income Statements for June and July 2016, provided by Management of the Parties Under Reorganization.

We address below the main variations that occurred in the month, presenting the respective clarifications provided.

• According to Management, and as seen for Copart 4, the largest monthly variation occurred in Selling expenses, which are related to cultural project sponsorships, which were terminated.

• The Financial result varied because of the reduction in financial income, especially on financial investments, used to fund the payment of taxes. In turn, financial expenses increased due to the variation in the IPCA, the index utilized to calculate the interest on the CRI-Real Estate Receivables Certificate debt.

BRL thousands	Jun-16	Jul-16
Gross operating revenue	8,705	8,705
Deductions from gross revenue	(805)	(805)
Net Revenue from Product Sales and/or Services	7,900	7,900
Cost of services provided and products sold	(546)	(543)
Gross profit	7,354	7,356
Selling expenses	(103)	-
Other operating expenses	-	(1)
Operating expenses	(103)	(1)
Profit before financial result and taxes	7,251	7,356
Financial result	75	(1,108)
Current tax	(2,412)	(2,122)
Income tax and social contribution on net profit	(2,412)	(2,122)
Consolidated Profit for the Period	4,914	4,126
Sources: Accounting trial balance sheets and PwC analysis.

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Table of contents	Executive Report	Attachments

Resolution of Pending Matters in the Preliminary Activity Report

•     The Preliminary Activity Report, dated August 24, 2016, presented certain limitations to clarifications, which we informed would be explained and addressed in this report. We present below all the information received about those limitations.

Oi S.A.

•     We had observed a reduction in Cash and cash equivalents of approximately BRL3.8 billion, between March and June 2016. The principal reasons for that reduction were:

i.     Negative operating cash flow + fixed asset investments totaling BRL670 million in the period,

ii.    Payment of BRL2.1 billion to other companies of the Group, including usual internal financing operations of Oi subsidiaries to meet their treasury requirements. The main items were:

○     Intercompany loan by Oi S.A. to Oi Móvel of BRL615 million, for the latter to settle an installment of mobile licenses foreseen in the payment and financing plan for investments in fixed assets for the quarter.

○     Intercompany loan by Oi S.A. to Telemar totaling BRL1.4 billion, for the latter to settle, on the contractual due date, the external debt and related swaps totaling BRL773 million, plus BRL539 million for financing the operating cash flow of that company, as well as to regularize and settle outstanding transactions with other Group companies.

iii.   Payment of debts with third parties (BRL629 million) and payment with respect to the settlement of derivative transactions (BRL340 million), totaling BRL969 million.

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Table of contents	Executive Report	Attachments

Resolution of Pending Matters in the Preliminary Activity Report (cont.)

Oi S.A. (cont.)

• Between March and June 2016, the asset balance of Credits with related parties increased by 78%, mainly due to the increase in the amount of loans receivable from Telemar Norte Leste (BRL1.3 billion). This loan had not been duly explained by the date the Preliminary Activity Report was issued. We were informed that the loan operation was made in order to:

i. cover the negative operating cash flow of approximately BRL38 million, plus investments amounting to BRL438 million and BRL63 million referring to employment termination charges, totaling a negative cash flow impact of BRL539 million;

ii. payments made in the period, related to the settlement of swap transactions that were concluded (approximately BRL179 million);

iii. amortization of financing with creditors (financial institutions) on their respective due dates during the quarter, amounting to BRL594 million.

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Table of contents	Executive Report	Attachments

Pending Matters in the Preliminary Activity Report

Oi S.A.

•     Between March 2016 and June 2016, we noted that the balances in Assets corresponding to the pension fund and prepaid expenses reduced to zero. Management informed us that this variation was due to the reclassification of accounts. In March 2016, those balances were presented individually, whereas in June 2016 they started to be presented under the heading "other assets". Between the first and second quarters, the Assets related to pension fund and prepaid expenses accounts (short and long-term) varied positively by 4% and negatively by 3%, respectively. Furthermore, in comparing the components of Other assets in the periods, we noted that the balance varied by only 2%. The variation was mainly due to the reduction of 72% in advances to suppliers. This reduction is explained by the decrease in the advances made to Conecta, which started to be compensated by intercompany loans and capital contributions.

Oi Móvel S.A.

•     With respect to the reduction in Accounts receivable which occurred in the quarter, we obtained comments from Management, stating that if the Credits with related parties are also considered, the variation amounts to BRL16 million, which is justifiable considering the Court-Supervised Reorganization process and the financial situation of the Parties Under Reorganization.

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Table of contents	Executive Report	Attachments

List of creditors

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• Based on its controls and internal systems, Oi Management has prepared and consolidated a list of all the obligations that, according to Management, should make up the base of creditors at the time the Court-Supervised Reorganization was applied for (June 20, 2016). This list was attached to the records of the application granted on June 29, 2016. The list is being rectified and updated by the management of the Parties Under Reorganization, as presented in the columns towards the right in the accompanying table.

• The table breaks down the list of creditors classified as: Class 1 (labor creditors), Class 2 (creditors with liens), Class 3 (unsecured creditors) and Class 4 (small companies and small-sized companies). The conversion of the installments in foreign currency into the Brazilian Real was based on the “PTAX” (issued by the Brazilian Central Bank) rate as of June 20, 2016.

• The work conducted by Management together with the Administrators, which focuses on assessing the consistency of the creditors list and also the evaluation by the Administrators of the criteria adopted by Management for the inclusion or not of certain creditors and for calculating the respective amounts listed, remains in progress. We will provide information with more details in the subsequent reports about the progress of this work for the knowledge of Your Honor.

	Prepared on		Prepared on
	June 20, 2016		August 4, 2016
Creditors per Area	Number of creditors	BRL Million	Number of creditors	BRL Million
Legal – Labor lawsuits	5,007	483	4,978	479
Attorneys’ fees	191	88	188	87
Pension fund	1	534	1	534
Suppliers - CAP – Attorneys	6	1	6	1
Legal – Civil - PEX	-	-	40	3
Class 1 – Labor Creditors	5,205	1,105	5,213	1,104
Financial	1	3,327	1	3,327
Class 2 - Creditors with liens	1	3,327	1	3,327
Financial	19	46,105	16	40,550
Anatel - AGU and judicial sphere	1	7,201	-	-
Anatel – Administrative sphere	1	3,891	1	11,092
Legal - PEX Civil Lawsuits	43,432	1,373	43,463	1,373
Suppliers - CAP - Suppliers	746	1,366	806	7,005
Suppliers - CAP - Intercompany	78	238	-	-
Legal – Strategic Civil Lawsuits	62	152	62	152
Legal - JEC Proceedings	12,202	106	12,251	106
Legal – Consumer Civil Proceedings	1,902	85	1,953	86
Legal – Administrative Proceedings	90	11	-	-
Attorneys’ fees	37	4	37	4
PROCON /ANCINE	-	-	90	11
Suppliers RH	-	-	8	17
Class 3 – Unsecured Creditors	58,570	60,533	58,687	60,396
Legal - JEC Proceedings	1,909	113	1,909	113
Suppliers - CAP - Suppliers	1,105	63	1,105	63
Legal – Strategic Civil Lawsuits	18	7	18	7
Legal - JEC Proceedings	31	0	31	0
Legal – Consumer Civil Proceedings	11	0	11	0
Class 4 – Small companies and small-sized companies	3,074	184	3,074	184
Total creditors	66,850	65,149	66,975	65,011
Source: Information provided by Management.

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Table of contents	Executive Report	Attachments

Summary of Administrators' Activities

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Summary of Administrators Activities to date

The Administrators have been meeting weekly and maintaining daily contact with the Parties Under Reorganization, in order to obtain information and clarifications requested by the creditors.

The Administrators are being contacted on a daily basis, by phone or e-mail, by creditors seeking to clarify doubts and obtain information about the Court-Supervised Reorganization process and the liabilities that Oi considers to be payable. The Administrators have been answering the questions from the creditors, meeting everyone who requests personal attention and forwarding to the Parties Under Reorganization the requests for information related to the claims of creditors that have contacted the Administrators for this purpose.

In order to better serve the creditors and help provide ample access to general information regarding the Court-Supervised Reorganization, the Administrators have put into operation a “0800” (free) line for direct service to creditors, in addition to a website. Its content is updated on a regular basis, also to include “frequently asked questions” and answers regarding the doubts most frequently addressed to the Administrators and also to provide qualification and dispute forms and other documents that will contribute to a better identification of the claim that is intended to be included or disputed.

With respect to lawsuits, the Administrators continue to give special attention to the volume of the lawsuits and the effects that they could generate on the Court-Supervised Reorganization.

With respect to the lawsuits in progress against the Parties Under Reorganization in Rio Grande do Sul and Santa Catarina, discussing the Landline Telephony Expansion Program (“PEX”), the Administrators are working to provide the creditors involved in those lawsuits with as much information as possible regarding the reorganization plan to be presented.

Also due to the large number of lawsuits and in compliance with the request made by Your Honor, the Administrators are maintaining contact with the Parties Under Reorganization in order to assist in organizing a class mediation capable of expediting as much as possible the achievement of a solution for the disputes raised in the lawsuits.

Regarding the lawsuit of Oi Brasil Holdings Cooperatief UA in Holland, the Administrators have been contacted by the respective court administrator, with whom it will prepare a Protocol of Insolvency that will regulate the exchange of information between the courts concerning the Court-Supervised Reorganization of the Parties Under Reorganization in Brazil, as directed by Your Honor.

With respect to the “bondholders” and “bond trustees”, the Administrators have also been in contact with the representatives thereof, and numerous other foreign creditors that have requested  contact with the Administrators through conference calls and meetings to address their various doubts.

As mentioned in the Preliminary Report, as a result of this assistance made by phone, e-mail or meetings, the Administrators have taken a series of actions.

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Table of contents	Executive Report	Attachments

Summary of Administrators' activities to date (cont.)

The Administrators continue analyzing legal matters with different complexities and from different disciplines of law, including international law, considering the numerous questionings that are being brought to us.

The Administrators continue to receive support documentation for disputes and claims from domestic and foreign creditors, and have already gathered a substantial amount of such.

With respect to Monthly Reports, we keep analyzing and questioning the information presented by the Management of the Parties Under Reorganization in meetings and numerous phone calls, and have also requested new data and information, principally those of  financial and accounting nature for the months of June and July 2016.

For the first time, we had access to the consolidated financial information of the seven Parties Under Reorganization, and preliminarily discussed with Management the process of consolidation and intra-group eliminations, as well as intercompany operations. We look forward, in the next RMAs, to be able to analyze the information in a consolidated manner for the seven Parties Under Reorganization.

We have reviewed the most significant variations in the period for all the Parties Under Reorganization and questioned the main occurrences in the month under analysis. Furthermore, we have followed up the pending topics of the Preliminary Report.

During our preliminary analysis, we also forwarded lists with doubts and supplementary information, which were, as far as possible, addressed by the members of the Management in order to meet our demands. Nevertheless, there is some pending information, the absence of which does not compromise the understanding of the evolution of the individual financial and accounting data of the Parties Under Reorganization in July 2016.

Finally, the Administrators present below a spreadsheet listing the statements already filed in the records of the Court-Supervised Reorganization, in compliance with the Court requirements.

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Summary of Administrators' activities to date (cont.)

Summary of Administrators’ Submissions

93.216/93.284	Presentation of Preliminary Report.	Aug.26.2016
93.285/93.301

Statement on the request of the shareholder Société Mondiale Fundo de Investimento em Ações for convening an Extraordinary General Meeting to discuss the removal of 5 titular counsellors and 4 alternate counsellors, and the election of other members to replace those removed.

Aug.26.2016
93.338/93.340	Statement on the motion filed by China Development Bank Corporation disputing the decision that granted the Court-Supervised Reorganization	Aug.29.2016

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Table of contents	Executive Report	Attachments

Summary of Administrators' activities to date (cont.)

Summary of Administrators’ Submissions

94.207/94.211

Statement on the following requirements:

(i) removal of Mr. Eurico de Jesus Teles Neto, Oi Legal Officer, requested by the National Association for the Protection of Minority Shareholders (ANA);

(ii) suspension of publication of the notice under the terms of article 52, Paragraph 1, of Act 11.101/05, on the allegation that the List of Creditors presented by the Parties Under Reorganization allegedly fails to meet the requirements listed in article 51, III, of the mentioned act, requested by Julio Cesar and other; and

(iii) notification of the Parties Under Reorganization to present a new List of Creditors, containing the list of creditors of each entity of Oi Group, requested by Capricorn Capital LTD. and Syzygy Capital Management LTD.

Sep.06.2016

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Summary of Administrators' activities to date (cont.)

Summary of Administrators’ Submissions

94.353/94.355

Statement requesting the specification by the Court of the procedure to be observed by the bondholders and trustee in the Court-Supervised Reorganization of Oi Group, as well as the publication of a notice clarifying the method of operation of each agent.

Sep.09.2016
	Statement on the petition on pages 94.427/94.433 presented by Capricorn Capital LTD. and Syzygy Capital Management LTD.	Sep.14.2016

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Attachments	Attachments
1 Qualifications and emphasis of matter paragraphs in the DFs and ITR 68
2 Corporate Organization Charts - Parties Under Reorganization 69
3 Auxiliary Corporate Organization Charts - Parties Under Reorganization 70

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Qualifications and emphasis paragraphs in the Reports on the Financial Statements (DFs) as of December 31, 2015, and Quarterly Information (ITR) published as of June 30, 2016

As of December 31, 2015, the opinion of the external auditors (KPMG Auditores Independentes) on the Audit Examination of Oi Group contained a qualification with respect to the form of recognition of the surplus value and subsequent impairment on the merger of Telemar Participações S.A. (“Telemar”), on September 1, 2015.

Telemar assets included the surplus value which originated on the acquisition of Brasil Telecom Participações S.A. (“BrT”, currently Oi S.A.), which, as permitted by the Brazilian Securities Commission – CVM, was reversed from the Company’s books of account and restored at the consolidated level of Telemar, until its full amortization in 2025. Although there is no specific accounting standard on the merger of entities under common control either in the IFRS or Brazilian accounting principles, interpretations indicate that, on a merger, the maintenance or reversal of the surplus value would be an accounting practice option to be made by the Company. However, the position taken in the CVM Official Letter is for its maintenance in the consolidated financial statements of the shareholder Telemar.

On the merger, the Company did not include the surplus value in the net assets. Therefore, on December 31, 2015, the balances of non-current assets and stockholders’ equity were understated by BRL1,233,299 thousand, referring to the net book value of the surplus amounting to BRL9,079,988 thousand, less an impairment loss of BRL7,211,353 thousand and tax effects of BRL635,336 thousand.

The loss for the year ended on that date was understated by BRL4,993,072 thousand, referring to the non-recording of the amortization of the surplus value of BRL233,579 thousand and an impairment loss of BRL4,759,493 thousand, both net of tax effects.

In the ITR of June 30, 2016, the auditors updated the amounts referring to that same qualification as follows: the balances of non-current assets and stockholders’ equity are understated by BRL1,198,834 thousand, referring to the net book value of the surplus amounting to BRL9,027,768 thousand net of an impairment loss of BRL7,211,353 thousand and tax effects of BRL617,581 thousand. The loss for the quarter ended on that date is understated by BRL34,465 thousand, referring to the non-recording of the amortization of the surplus value, net of tax effects.

According to the ITR, Oi S.A. Management presented a technical inquiry to CVM on the accounting policy adopted, which is still being analyzed by the regulating authority.

The opinion also includes an emphasis paragraph related to the risk of operational continuity ("going-concern"), if the Company is unable to comply with the action plan defined by the Management to equate the financial obligations with the Company’s cash flow.

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Corporate Organization chart - Parties Under Reorganization

Source: Information provided by Management

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Auxiliary Corporate Organization Charts - Parties Under Reorganization

Source: Information provided by Management

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Auxiliary Corporate Organization Charts - Parties Under Reorganization

Source: Information provided by Management

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Auxiliary Corporate Organization Charts - Parties Under Reorganization

Source: Information provided by Management

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Glossary

Term	Definition/Meaning
1Txx	First quarter of the relevant year (xx)
AGO	Annual General Meeting
AH	Horizontal analysis
Administrators	Court-Appointed Administrators
AV	Vertical analysis
Bonds	Debt bonds issued by the Parties Under Reorganization
BRL	Reais or BRL, Brazilian legal currency
CAP	Accounts payable
CAPEX	Capital Expenditures
CDB	Bank Deposit Certificate
COFINS	Social Security Financing Contribution
Copart 4 / TC04	Copart 4 Participação S.A.

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Glossary

Term	Definition/Meaning
Copart 5 / TC05	Copart 5 Participação S.A.
CP	Short term
CSRF	Social contributions withheld at source
CVM	Brazilian Securities Commission
EILD	Industrial Exploration of Dedicated Line
Intercompany	Signifies an operation or balance held between a legal entity of Oi Group included in the Court-Supervised Reorganization process and another entity of Oi Group not included in this process
Intra-group	Signifies an operation or balance held between two or more legal entities of Oi Group included in the Court-Supervised Reorganization process
IOF	Tax on Financial Operations
IRCS	Income Tax and Social Contribution
IRRF	Income Tax Withheld at the Source
ITR	Quarterly Information
JEC	Special Civil Court

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Glossary

Term	Definition/Meaning
LP	Long term
Oi Coop	Oi Brasil Holdings Coöperatief U.A.
PEX	Expansion Plan
PIS	Social Integration Program
PRJ	Court-Supervised Reorganization Plan
PSR	Network Service Provider
PTAX	Exchange rate determined by the Brazilian Central Bank
PTIF	Portugal Telecom Internacional Finance B.V.
Parties Under Reorganization	Refers collectively to the seven companies of Oi Group subject to the Court-Supervised Reorganization application
Conecta Network	Telecom network implementation and maintenance service provider, Oi Group subsidiary
Region I	States of Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas, and Roraima.

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Glossary

Term	Definition/Meaning
Region II	Federal District and the States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia, and Acre
Region III	State of São Paulo
Region IV	National
RJ	Court-Supervised Reorganization
RMA	Monthly Activity Report
RPA	Preliminary Activity Report
TNL / TMAR	Telemar Norte Leste S.A.
USD	US dollar
Wald	Wald e Associados Advogados

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